Exhibit 1.4

COPY
Interdistrict inspectorate of the FTS of Russia No. 46
Moscow city
Name of the registration agency
the entry to the Uniform State Register of Legal Entities
as of May, 29, 2008
OGRN 1037703012896
GRN  2077759443848
the copy of the document is kept in the registration agency
1st. GRADE SPECIALIST
position of the authorized employee of the registration agency
          Astakhova A.V.
Last name, initials
Signature
Seal
Round stamp

APPROVED
By the Extraordinary General Meeting of
Shareholders of Mechel OAO
Minutes No. 3 of the Extraordinary General Meeting of Shareholders dated 25/03/2008
Chairman of the Extraordinary General Meeting of Shareholders

  (signature)       (V. V. Proskurnya)

Secretary of the Meeting
  (signature)          (O.A. Yakunina)

round stamp of Mechel OAO

AMENDMENTS
TO THE CHARTER OF
Open Joint Stock Company
“Mechel”
(hereinafter, the “Company”)

1.  Clause 18.2. of the Company Charter is amended by deleting subclause 18.2.10 stating the following:

“18.2.10 has not been a member of the Board of Directors for more than 5 years.”

Moscow, 2008